Filed Pursuant to Rule 424(b)(3)
Registration No. 333-122086

Prospectus Supplement No. 3
To Prospectus Dated February 8, 2005

$120,000,000

3.75% Convertible Senior Notes due 2011
and
Shares of Common Stock Issuable Upon Conversion of the Notes

        This prospectus supplement supplements information contained in the prospectus dated February 8, 2005, covering the resales from time to time by selling securityholders of our 3.75% Convertible Senior Notes due 2011, or the notes, and shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

        See "Risk Factors" beginning on page 7 of the prospectus to read about factors you should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

        The information in the table appearing under the caption "Selling Securityholders" beginning on page 51 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus, and by superceding the information with respect to persons previously listed in the prospectus that are listed below:

Name	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock Offered
Advent Convertible Master (Cayman) L.P.	$6,503,000	5.42%	85,307
Alpha US Sub Fund 4 LLC	294,000	*	3,856
Citadel Equity Fund Ltd.(2)	7,500,000	6.25%	98,386
HFR CA Opportunity Mst. Trst.	329,000	*	4,315
Lehman Brothers Inc.(6)	13,350,000	11.13%	175,127
Lyxor Convertible Arb. Fund	600,000	*	7,870
Managers Convertible Securities—Convertible Securities Fund	50,000	*	655
Raytheon Multi Strategy Fund	1,000,000	*	13,118

(2)
Citadel Equity Fund Ltd. beneficially owned 266,062 shares of common stock as of April 28, 2005 in addition to the shares of common stock it will own upon conversion of the notes.

(6)
Lehman Brothers Inc. acted as the initial purchaser of the notes in our initial offering of the notes.

        To our knowledge, except as set forth above, none of the selling securityholders listed above has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The date of this prospectus supplement is May 3, 2005.